Exhibit 10.7
Director Compensation Summary
The members of the Board of Directors (the “Board”) who are not also employees of Lionsgate (the “Non-Employee Directors”) are entitled to receive an annual retainer of $40,000. Mr. G. Scott Paterson, Chairman of the Audit Committee, is entitled to receive an additional annual retainer of $15,000, and Mr. Arthur Evrensel, Chairman of the Compensation Committee, Mr. Morley Koffman, Chairman of the Nominating and Corporate Governance Committee, and Dr. Mark Rachesky, Chairman of the Strategic Advisory Committee, are each entitled to receive an additional annual retainer of $10,000. Mr. Ludwig, the non-employee Co Chairman of the Board, is entitled to receive an additional annual retainer of $52,000. In addition, each Non-Employee Director is entitled to receive a fee of $1,400 for each meeting of the Board or any committee thereof that the director attends in person or via teleconference. Moreover, each director that served on the Special Committee of the Board (the “Special Committee”), created in March 2009 and reconfirmed in February 2010, earned a fee of $10,000 per month and received a one-time fee of $10,000 (other than the Chairman) for 2010. Additionally, Mr. Ludwig, as Chairman of the Special Committee, received an additional one-time fee of $60,000 in 2010.
The retainers and fees for the Non-Employee Directors are paid, at the director’s election, either 50% in cash and 50% in the form of Lionsgate common shares (the “Shares”) or 100% in the form of Shares, except that the additional annual retainer for Lionsgate’s non-employee Co-Chairman is paid 50% in cash and 50% in the form of Shares. Retainers are generally paid in two installments each year, with the number of Shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of Shares by the average closing price of Shares for the last five business days prior to payment.
The Non-Employee Directors are also granted 12,500 restricted share units upon first being elected or appointed to the Board and, effective as of September 9, 2008, an additional 12,500 restricted share units after five years of service on the Board. The restricted share units vest in annual installments over three years following the date of grant and are paid upon vesting in an equivalent number of Shares. Lionsgate requires that Non-Employee Directors maintain an ownership position in Lionsgate of at least $100,000 of Shares; provided, however, that new directors shall have three years from their initial election to the Board to reach this ownership threshold. Pursuant to Lionsgate’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.